UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 4, 2016

Tallgrass Energy GP, LP

(Exact name of registrant as specified in its charter)

Delaware	001-37365	47-3159268
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4200 W. 115th Street, Suite 350 Leawood, Kansas	66211
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (913) 928-6060

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On January 4, 2016, Tallgrass Energy Partners, LP, a Delaware limited partnership (“TEP”), Tallgrass Development, LP, a Delaware limited partnership (“Tallgrass Development”), and Tallgrass Operations, LLC, a Delaware limited liability company and wholly-owned direct subsidiary of Tallgrass Development (“Tallgrass Operations”), entered into a definitive Contribution and Transfer Agreement (the “Contribution Agreement”), pursuant to which Tallgrass PXP Holdings, LLC, a Delaware limited liability company and indirect wholly-owned subsidiary of TEP (“PXP Holdings”), is acquiring 31.3% of the issued and outstanding membership interests (the “Subject Interest”) in Tallgrass Pony Express Pipeline, LLC, a Delaware limited liability company (“Pony Express”), effective as of January 1, 2016 (the “Transaction”). Pony Express currently owns an approximately 764-mile crude oil pipeline commencing in Guernsey, Wyoming, and terminating in Cushing, Oklahoma.

Effective as of January 1, 2016, and subject to the terms and conditions of the Contribution Agreement, PXP Holdings is acquiring the Subject Interest in exchange for cash consideration from TEP of $475 million and the issuance of 6,518,000 Common Units in TEP, which Common Units are subject to a call option granted by Tallgrass Operations in favor of TEP, as provided in the Contribution Agreement. The issuance of the Common Units was structured as a private transaction exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). The Contribution Agreement contains representations and warranties, indemnification obligations and covenants by the parties, and a copy of the Contribution Agreement will be filed by TEP in a subsequent report.

In connection with the closing of the transactions contemplated by the Contribution Agreement, on January 4, 2016, TEP exercised the $400 million Committed Increase Commitments under its existing Credit Agreement dated as of May 17, 2013 with Barclays Bank PLC, as administrative agent, and a syndicate of lenders (as amended, modified, supplemented or waived to the date hereof, the “Credit Agreement”), which increased the total revolving credit commitments under the Credit Agreement to $1.5 billion. On January 4, 2016, TEP is borrowing $484 million under the Credit Agreement to fund the cash consideration for the Subject Interest, to pay expenses associated with the Contribution Agreement and for general partnership purposes.

Tallgrass Energy GP, LP (“TEGP”), a Delaware limited partnership, is the managing member of and therefore controls Tallgrass Equity, LLC (“Tallgrass Equity”). Tallgrass Equity, in turn, controls TEP through the direct ownership of 100% of Tallgrass MLP GP, LLC (“TEP GP”), TEP’s general partner. As a result, under generally accepted accounting principles, TEGP consolidates Tallgrass Equity, TEP GP, TEP, and TEP’s subsidiaries. TEGP has no operations outside of its indirect ownership interests in TEP. The Conflicts Committee of the Board of Directors of TEP GP recommended approval of the Transaction to the Board of Directors, which then approved the Transaction. The Conflicts Committee, which is composed entirely of independent directors, retained independent legal and financial advisors to assist in evaluating and negotiating the Transaction.

The Contribution Agreement and the above descriptions have been included to provide investors and security holders with information regarding the terms of the Contribution Agreement. They are not intended to provide any other factual information about TEP, Tallgrass Operations or Tallgrass Development or their respective subsidiaries, affiliates or equity holders. The representations, warranties and covenants contained in the Contribution Agreement were made only for purposes of that agreement and as of specific dates; were solely for the benefit of the parties to the Contribution Agreement; may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made by each contracting party to the other as a way of allocating contractual risk between them that differ from those applicable to investors. Investors should be aware that these representations, warranties and covenants or any description thereof alone may not describe the actual state of affairs of TEP, Tallgrass Operations, Tallgrass Development or their respective subsidiaries, affiliates, businesses or equity holders as of the date they were made or at any other time.

The above descriptions do not purport to be complete descriptions of the Contribution Agreement and are qualified in their entirety by the contents of the Contribution Agreement, a copy of which will be filed by TEP in a subsequent report.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information regarding the Credit Agreement provided above under Item 1.01 is incorporated into this Item 2.03 by reference.

Item 7.01.	Regulation FD Disclosure.

In accordance with General Instruction B.2 to Form 8-K, the information attached to this Current Report on Form 8-K as Exhibit 99.1 shall be deemed to be “furnished” and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act, or the Exchange Act except as expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

EXHIBIT NUMBER	DESCRIPTION

99.1	Joint Press Release of Tallgrass Energy Partners, LP and Tallgrass Energy GP, LP, dated January 4, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TALLGRASS ENERGY GP, LP

By:	TEGP Management, LLC,
its general partner

By:	/s/ David G. Dehaemers, Jr.
David G. Dehaemers, Jr.
President and Chief Executive Officer

Date: January 4, 2016

INDEX TO EXHIBITS

EXHIBIT NUMBER	DESCRIPTION

99.1	Joint Press Release of Tallgrass Energy Partners, LP and Tallgrass Energy GP, LP, dated January 4, 2016.